For Immediate Release                                                                                                                                                              Source: Ventures-National Inc.July29,2005  Dba Titan General Holdings
                                                                                                                                                                                                                                                         OTCBB: TTGH

VENTURES-NATIONAL INC. d.b.a. TITAN GENERAL HOLDINGS

ANNOUNCES MATERIAL AGREEMENT WITH

FARWELL EQUITY PARTNERS, LLC, and OBLIO TELECOM, LLP

Agreement contemplates stock for stock acquisition of Oblio Telecom, Inc.

Fremont, California — July 29, 2005 —David Marks, Chairman, Ventures-National Inc. d.b.a Titan General Holdings Inc. (“Titan”) (OTCBB: TTGH) today announced that on July 28, 2005, Farwell Equity Partners, LLC, a Delaware limited liability company (“Farwell”) entered into an Asset Purchase Agreement (the “Agreement”) with Oblio Telecom, Inc. (“Acquisition Sub”), a wholly owned subsidiary of Farwell, Oblio Telecom L.L.P., a Texas limited liability partnership (“Oblio”), and Sammy Jibrin and Radu Achiriloaie, the sole owners of Oblio. David Marks, Titan’s Chairman, is the Managing Member of Farwell.

The Agreement provides for the acquisition by Acquisition Sub of substantially all of Oblio’s assets for total consideration of $30,500,000. Titan is a party as to certain specific provisions of the Agreement, primarily relating to the consideration payable to Oblio, including the issuance of 150,000 shares of the Titan’s common stock (the “Common Stock”), the issuance of shares of Common Stock upon conversion of preferred stock of Acquisition Sub to be issued at the closing and the guaranty of Acquisition Sub’s promissory note in the principal amount of $2,500,000 issuable to Oblio.

Titan lacks the financial wherewithal to complete this acquisition on its own. It is anticipated that the cash portion of the consideration payable under the Agreement will be financed by a combination of equity provided by Farwell and conventional debt from a revolving credit facility and term loans. The terms of such equity and debt financing arrangements are currently being negotiated between Farwell, Titan, and third parties. These financing arrangements and this acquisition will include the issuance of Common Stock and dilution to current shareholders. There can be no assurance that such financing arrangements will be finalized in a timely fashion or on terms acceptable to Farwell and Titan. If the parties are unable to agree on final terms, the transactions contemplated under the Agreement will not be completed.

Oblio is engaged in the creation, marketing, and distribution of prepaid telephone products for the wire line and wireless markets and other related activities. For the fiscal years ended December 31, 2004 and 2003, Oblio generated revenues of approximately $146,873,000 and $163,662,000, respectively. Its net income for those periods was $10,588,567 and $13,625,408, respectively.

The Agreement contemplates that at the closing of the acquisition, expected to take place on August 10, 2005, Farwell will convey 100% of the ownership interest in Acquisition Sub to Titan in exchange for the issuance of Common Stock by Titan.

“My team and I have worked hard for many months to find the right strategic acquisition for Titan that fits synergistically, reflects a solid value for our shareholders, and provides Titan with greater scale. The Oblio acquisition achieves all of these goals. Sammy Jibrin and Radu Achiriloaie, Oblio’s owners, have been highly successful and will continue with us after the acquisition in similar roles. Together we plan to build the Oblio unit and exploit opportunities to use the electronic R&D prowess of Titan to help Oblio’s expand its products and revenue through its established distribution channels.” said David Marks, Titan Chairman. “While we are very excited by these developments, we have much to do in order complete the acquisition including completion of our equity and debt financing arrangements. We have and will work hard to bring it to a successful conclusion.”

About Ventures National Inc. dba Titan General Holdings Inc. (“TTGH”): Titan, www.titanpcb.com, is a printed circuit board manufacturer providing competitively priced time-sensitive, quality products to the commercial and military electronics markets. The Company offers high layer count, fine line production of rigid, rigid-flex and flex PCBs. Titan targets quick turn and standard delivery needs from prototype, pre-production through production, using various standard and advanced materials. Titan combines the strengths of its design for manufacturing (DFM), repetitive quality and supportive customer service with an extremely cost effective pricing structure. With this competitive edge, Titan is not only a reliable resource for all printed circuit board requirements but also a technical source unmatched in today's PCB supply chain.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995 - With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of TTGH could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company’s operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

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